Exhibit 10.45
THERMO FISHER SCIENTIFIC INC.
AMENDMENT TO NONSTATUTORY STOCK OPTION AGREEMENTS
Granted under 2013 Stock Incentive Plan
1.Reference is made to the letter agreement (the “Letter Agreement”) dated as of November 10, 2022 between Thermo Fisher Scientific Inc. (the “Company”) and Marc N. Casper (the “Executive”) providing for the addition of retirement vesting provisions to certain of the Executive’s outstanding equity awards.

2.In accordance with the Letter Agreement, this amendment shall apply to the following nonstatutory stock option agreements granted to the Executive (each, a “Listed Award”):

a.Stock Option Award granted February 23, 2022
b.Stock Option Award granted February 23, 2021
c.Stock Option Award granted February 25, 2020
d.Stock Option Award granted February 26, 2019
e.Stock Option Award granted February 27, 2018
f.Stock Option Award granted February 28, 2017

3.A new paragraph (g) is added to the end of Section 3 of the Listed Awards a. through c. above to read in its entirety as follows:

“(g)    Retirement. If the Participant “retires” from the Company or a Subsidiary prior to the Final Exercise Date then, subject to Section 3(e) above, this Option shall vest and become 100% exercisable upon the date of such retirement and the right to exercise this Option shall terminate on the Final Exercise Date, provided that the retirement date occurs at least two years after the Grant Date. For the purposes of this Agreement, the Participant shall be deemed to have “retired” (i) in the event of a non-employee director of the Company, when the Participant ceases to be a director of the Company or (ii) in the event of an employee of the Company or a Subsidiary, upon the Participant's resignation from employment with the Company or a Subsidiary either (A) after the age of fifty-five (55) and the completion of ten (10) continuous years of service to the Company or a Subsidiary comprising at least twenty (20) hours per week or (B) after the age of sixty (60) and the completion of five (5) continuous years of service to the Company or a Subsidiary comprising at least twenty (20) hours per week. For purposes of this Agreement and for the sake of clarity, subject to execution of a release of claims in a form acceptable to the Company, the Participant may seek to re-characterize any termination of employment initiated by the Company, or a Subsidiary, that is not a termination for “Cause” (as defined in Section 1.2 of the Severance Agreement) as a voluntary termination by reason of retirement, in which case the Participant shall not be entitled to receive any severance or other benefits that would have otherwise been provided by the Company to the Participant pursuant to any agreement between the Company and the Participant or any Company policy. Any such determination shall be made by the Committee in its sole discretion.”
4. A new paragraph (g) is added to the end of Section 3 of the Listed Awards d. through f. above to read in its entirety as follows:

Exhibit 10.45

“(g)    Retirement. If the Participant “retires” from the Company or a Subsidiary prior to the Final Exercise Date then, subject to Section 3(e) above, this Option shall vest and become 100% exercisable upon the date of such retirement and the right to exercise this Option shall terminate on the Final Exercise Date, provided that the retirement date occurs at least two years after the Grant Date. For the purposes of this Agreement, the Participant shall be deemed to have “retired” (i) in the event of a non-employee director of the Company, when the Participant ceases to be a director of the Company or (ii) in the event of an employee of the Company or a Subsidiary, upon the Participant's resignation from employment with the Company or a Subsidiary either (A) after the age of fifty-five (55) and the completion of ten (10) continuous years of service to the Company or a Subsidiary comprising at least twenty (20) hours per week or (B) after the age of sixty (60) and the completion of five (5) continuous years of service to the Company or a Subsidiary comprising at least twenty (20) hours per week.”
5.In each Listed Award, conforming changes are made to Section 2 and Section 3(b) by replacing the words “paragraphs (c) through (f)” with the words “paragraphs (c) through (g)”.

THERMO FISHER SCIENTIFIC INC.

By:	/s/ Lisa P. Britt
Name:	Lisa P. Britt
Title:	Senior Vice President and
Chief Human Resources Officer

Acknowledged and agreed:

/s/ Marc N. Casper
Marc N. Casper